UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒	Preliminary information statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement

NEW MEDIUM ENTERPRISES, INC.
(Name of Registrant as Specified in Its Charter)

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NEW MEDIUM ENTERPRISES, INC.

195 The Vale
London W3 7QS
United Kingdom
Tel: 011 44 208 746 2018
Fax: 011 44 208 749-8025

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

This Information Statement has been filed with the United States Securities and Exchange Commission (the “SEC”) and is being furnished to the holders of the outstanding shares of common stock, par value $0.0001, of New Medium Enterprises, Inc., a Nevada corporation (“we,” “us,” “our”, the “Corporation,” or the “Company”). The purpose of this Information Statement is to provide notice that stockholders holding 75.28 % of the Company’s outstanding common stock as of August 10, 2007 (the “Record Date”) have approved the following corporate actions (the “Corporate Actions”):

1.	A reverse split of the outstanding shares of common stock at a ratio between 1:10 and 1:20, to be determined later by the Board of Directors in its sole discretion;
2.	The Corporation’s application for quotation of its common stock on the NASDAQ Global Market at an appropriate future date.

This Information Statement will be sent out on or about 22 October 2007 to the stockholders of the Company as of the Record Date.

The Company has received written consents from stockholders who currently exercise voting power over an aggregate of approximately 75.28% of the outstanding common stock of the Company, and have consented to the Corporate Actions as of the Record Date.

OUTSTANDING VOTING STOCK OF THE COMPANY

As described above, the Board of Directors of the Company has fixed the close of business on August 10, 2007 as the Record Date for determining the stockholders entitled to approve the Corporate Actions and to receive copies of this Information Statement. As of the Record Date, there were 324,451,580 shares of common stock outstanding. The Company’s common stock constitutes the sole outstanding class of its voting securities. As of the date hereof, the Company has not issued any preferred stock. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of the Company’s common stock owned beneficially as of the Record Date by: (i) each person (including any group) known by the Company to own more than five percent (5%) of any class of its voting securities, (ii) each of the Company’s directors and each of its named executive officers, and (iii) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Identity of Stockholder	Shares Owned	Percentage of Shares Owned

Mahesh Jayanarayan	16,350,000	5.04%
Dr. Eugene Levich	11,667,000	3.60%
Irene Kuan	1,917,000	0.59%
Rupert Stow	500,000	0.15%
Ann Kallgren (1)	51,069,777	15.74%
May Ltd. (1)	33,004,249	10.17%
MetCash Limited	16,617,316	5.12%
Semilla Capital Limited	30,000,000	9.25%

All Officers & Directors	30,434,000	9.38%

(1)	Ann Kallgren is the beneficial owner of all of the shares held by Southwark Properties, May Ltd, and Remy Investments Corporation.

REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK

The Board of Directors of the Corporation has approved a resolution to effect a reverse split of our outstanding shares of common stock (the “Reverse Stock Split”) at a ratio of between 1:10 and 1:20, to be determined later solely at the discretion of the Board of Directors. The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of common stock. The common stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The respective relative voting rights and other rights that accompany the common stock will not be altered by the Reverse Stock Split, and the common stock will continue to have a par value of $.0001 per share. Consummation of the Reverse Stock Split will not alter the number of our authorized shares of common stock, which will remain at 500,000,000.

Reasons for the Proposed Reverse Stock Split

The purpose of the Reverse Stock Split is to enable the Company to make an application for its common stock to be quoted on the NASDAQ Global Market. One of the requirements of NASDAQ registration is that the common stock quoted have a certain trading price range. Currently the price at which the Company’s stock trades does not meet the NASDAQ’s trading price requirement. The Board of Directors believes that because the Reverse Stock Split will reduce the number of outstanding shares of the Company’s common stock, it will force the market to react and the trading price range of the Company’s shares will adjust upward to satisfy the NASDAQ requirements.

Future Dilution; Anti-Takeover Effects

There may be certain disadvantages suffered by stockholders as a result of the Reverse Stock Split. These disadvantages include an increase in possible dilution to present stockholders’ percentage ownership of the common stock because of the additional authorized shares of common stock which would be available for future issuance by us.  Current stockholders, in the aggregate, own approximately 64.89% of current authorized shares of common stock under our present capital structure, but would own a much smaller percentage of the authorized shares of common stock under our post-split capital structure, assuming that the proposed Reverse Stock Split is consummated.

Management is not aware of any attempts by third persons to accumulate a large number of shares of common stock and the Board of Directors is not recommending the Reverse Stock Split in response to any existing attempts by third parties to obtain control of the company.

The Board of Directors believes that the consummation of the Reverse Stock Split and the changes which would result therefrom will not cause us to terminate registration of our common stock under the Securities Exchange Act of 1934, as amended, or to cease filing reports thereunder, and we do not presently intend to seek, either before or after the Reverse Stock Split, any change in our status as a reporting company for federal securities law purposes.

Federal Income Tax Consequences

Stockholders are advised to consult their own tax advisors for detailed information regarding the effects of the Reverse Stock Split on their individual tax status.

Exchange of Certificates

As soon as is practicable following the effective date of the Reverse Stock Split, stockholders will be notified and offered the opportunity at their own expense to surrender their current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split.  Commencing on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of common stock will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of common stock, as the case may be.  No fractional shares of common stock will be issued, and, in lieu thereof, a whole share will be issued to any stockholders entitled to a fraction of a share of common stock.

Determination by Board to Abandon Reverse Stock Split

In accordance with Nevada law and notwithstanding approval of the proposal by the Company’s stockholders, at any time prior to the effective date of the Reverse Stock Split, the Board of Directors may, in its sole discretion, abandon the proposal without any further action by stockholders.

APPLICATION FOR QUOTATION ON THE NASDAQ

The Board of Directors of the Corporation has approved a resolution authorizing the Company to take the steps necessary to apply for quotation of the Company’s common stock on the NASDAQ Global Market.

Reasons for the proposed application for quotation on the NASDAQ Global Market

The NASDAQ Global Market is the largest screen-based equity securities market in the United States. The NASDAQ is structured to provide an efficient and low-cost marketplace for equities transactions. The Board of Directors believes that quotation on the NASDAQ will likely result in increased liquidity and trading volume of the Company’s common stock. The Board of Directors believes quotation of the Company’s shares on the NASDAQ Global Market will help provide the Company the capital growth necessary for its ongoing financial strength.

EFFECTIVE DATE

Under Section 14(c) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Corporate Actions cannot become effective until twenty (20) days after the Mailing Date. By furnishing this Information Statement, the Company is not seeking written consent from any of its stockholders. Those stockholders who have not already given their written consent approving the Corporate Actions stockholders will not be given an opportunity to vote with respect to the Corporate Actions. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of:

1.	Advising stockholders of the proposed actions to be taken by written consent; and
2.	Giving stockholders advance notice of the proposed actions to be taken, as required by the Exchange Act.

Stockholders who are not afforded an opportunity to consent or otherwise vote with respect to the proposed actions to be taken have no right under Nevada law to dissent or require a vote of all the Company’s stockholders.

ACTION TAKEN BY WRITTEN CONSENT

The Corporate Actions have been approved by written consent of the Company’s stockholders holding a majority of the Company’s common stock without a meeting.  If the Corporate Actions were not adopted by written consent, the Corporate Actions would be required to be considered by the Company’s stockholders at a special stockholders’ meeting convened for the specific purpose of approving the Corporate Actions. Pursuant to Nevada Revised Statutes Section 78.320, unless otherwise provided in the Company’s Articles of Incorporation or the Bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the Company’s common stock. Pursuant to Nevada Revised Statutes Section 78.390, and the Company’s Articles of Incorporation and Bylaws, approval of the Company’s stockholders holding a majority of the Company’s common stock is required in order to approve the Corporate Actions. In order to eliminate the costs and management time involved in holding a special meeting, the Board of Directors determined to proceed with the Corporate Actions by obtaining the written consent of a stockholder holding a majority of the Company’s common stock.

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Nevada Revised Statutes. No additional action will be undertaken by the Company with respect to the receipt of the written consents.

NO RIGHTS OF APPRAISAL

No rights of appraisal under the Nevada Revised Statutes are afforded to the Company’s stockholders as a result of the adoption of the Corporate Actions.

ADDITIONAL INFORMATION

PLEASE READ THE ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. Our company is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. You can read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. A copy of any public filing is also available, at no charge, by contacting our Chief Executive Officer, Mahesh Jayanarayan, at 011 44 208 746 2018.

By Order of the Board of Directors

London, England	/s/
October 10, 2007